NEWS RELEASE

PolyOne Reports First-quarter 2007 Results

•	Core operating business gross margins improve despite challenging North American economic environment
•	International operations continue strong sales and earnings growth
•	Equity investment joint venture earnings, as reflected in the Resin and Intermediates segment, decline substantially due to narrowing spreads caused by soft building and construction demand
•	Cash flow remains positive in spite of seasonal working capital build

CLEVELAND - May 2, 2007 - PolyOne Corporation (NYSE: POL), a leading global provider of specialized polymer materials, services and solutions, today reported unaudited results for the first quarter ended March 31, 2007, and provided its outlook for the second quarter.

Sales in the first quarter were $657.8 million, a decrease of 2 percent compared with first-quarter 2006 sales. Operating income declined in the first quarter to $26.5 million from $68.0 million in the first quarter of 2006. The decline was due principally to a decrease of $32.0 million in earnings from the Resin and Intermediates segment and to $8.8 million in non-recurring benefits realized in the first quarter of 2006. Resin and Intermediates operating income dropped primarily as a result of the narrowing of polyvinyl chloride (PVC) resin product spreads due to substantially lower construction-related product demand.

Gross margin improvements, however, drove an aggregate double-digit-percentage year-over-year operating income improvement for core operating segments (excludes Resin and Intermediates segment), after consideration of the 2006 non-recurring benefit and special items, more than offsetting the adverse effect of lower sales and shipments. Total company gross margin as a percentage of sales rose meaningfully to 13.0 percent, up 0.8 percentage point compared with the first quarter of 2006, and up 1.5 percentage points compared with the fourth quarter of 2006.

“We are encouraged by our significant progress in lifting gross margins through sales mix improvements and new, higher-value business closes, despite a challenging business environment,” said Stephen D. Newlin, chairman, president and chief executive officer. “We had originally anticipated the impact of our specialization strategy initiatives would be visible in late 2007 or early 2008.

“Accelerating the transformation of our company through our specialization strategy is a top priority, given the substantial decline in earnings from our joint venture equity investments,” Newlin added. “We are pleased to see evidence through gross margins that we are executing our strategy and moving the company in the right direction.”

Net income for the first quarter was $7.4 million, or $0.08 per share, compared with $46.9 million, or $0.51 per share, in the first quarter of 2006. As referenced above, the first-quarter 2006 earnings included $32.0 million more in Resin and Intermediates earnings and $8.8 million in non-recurring benefits. In addition, first-quarter 2006 earnings per share were positively affected by $0.18 per share due to a lower effective tax rate. As previously disclosed and anticipated, the Company recorded a higher provision for income tax in 2007. A 34 percent effective tax rate was applied to the current quarter’s income before income taxes, compared with a 3 percent effective tax rate for the first quarter of 2006. The major difference between the two rates is that the domestic federal tax expense was offset in 2006 by the reversal of a portion of the Company’s deferred tax asset valuation allowance. Because the Company continues to have significant net operating loss carry-forwards, the additional tax provision associated with domestic income will be a non-cash expense.

Net interest expense declined $1.7 million for the quarter compared with the same period a year ago due to debt reductions accomplished in 2006.

Net cash provided by operating activities for the first quarter was $3.8 million compared with a use of $10.8 million for the first quarter of 2006. Similarly, operating cash flow for the first quarter of 2007 was $1.1 million compared with $(4.7) million for the first quarter of 2006. The primary driver in the improvement was lower working capital requirements.

Highlights of Progress on Strategic Initiatives
•
Specialization - PolyOne is upgrading its product mix by capturing higher-value new business, pruning low-margin accounts and delivering innovative solutions through the development of specialized new products, technologies and services. A commercial example of an innovative solution is the recently introduced line of products for use in wood-plastic composite applications such as fencing, decking, railings, and window and door frames. These patent-pending color and additive concentrates provide excellent color distribution, which gives customers improved processing and, in turn, lowers their operating costs. PolyOne has more than 10 years experience in wood-plastic composites.

•
Globalization - PolyOne’s new specialty color plant in Kutno, Poland, is on schedule to open this summer. Additionally, in the second quarter, the Company will complete the acquisition of the vinyl assets and operations of Ngai Hing PlastChem Company, enabling PolyOne’s accelerated entry into the South China vinyl compounding market. Moreover, the recently opened Mumbai, India, office is gaining momentum closing new high-value applications, including sales with a global appliance manufacturer.

•
Operational excellence - During the 2007 first quarter, on-time delivery continued to improve and exceeded 90 percent of shipments. Since the focus was placed on this key customer goal in March 2006, on-time delivery has improved by 7 percentage points. Additionally, during the quarter, all business units launched Lean Six Sigma processes to simplify work streams and eliminate waste. During 2007, PolyOne anticipates annual savings totaling more than $2 million, net of training and consulting costs, with benefits accelerating in 2008 and beyond.

•
Commercial excellence - PolyOne has hired 65 additional people in sales, marketing, and research and development since the first quarter of 2006 to strengthen and expand commercial effectiveness. Also, the Company has initiated value-based selling training with the intent of quantifying the economic impact of products and services delivered to customers, which results in higher gross margins and value creation for shareholders. Continued gross margin improvement from this quarter foreshadows an anticipated progression of commercial successes.

Second-quarter 2007 Business Outlook
PolyOne anticipates that the overall North American economic environment in the second quarter of 2007 will remain generally soft, although modest seasonal strengthening is expected compared with the first quarter. Construction-related demand is projected to rebound modestly, favorably affecting vinyl business sales sequentially, but to remain well below strong first-half 2006 levels. Automotive demand is projected to remain low through the quarter. On the other hand, solid demand is expected across each of the Company’s primary international markets, driving continued strong growth in sales and earnings compared with the second quarter of 2006. Total company sales and shipments are projected to increase 4 percent to 7 percent compared with the first quarter. Compared with the second quarter of 2006, sales are expected to grow 1 percent to 3 percent on comparable shipment levels. Further new business closes and sales mix improvements are expected to drive year-over-year gross margin percentage gains in most businesses.

Resin and Intermediates operating income is projected to rebound from the low levels of the first quarter, but to remain substantially below second-quarter 2006 income. PVC resin demand is markedly softer and product spreads have narrowed compared with a year ago. Sequentially, however, PVC resin spreads are expected to expand as average resin price increases are forecasted to more than offset higher ethylene, chlorine and energy prices. Sales growth is also anticipated compared with the first quarter, reflecting infrastructure demand strength and a seasonal bump in other construction-related end market applications. Chlor-alkali margins are projected to remain relatively strong and advance moderately compared with first-quarter levels.

In the second quarter of 2006, the Company realized a $2.4 million net benefit from adjustments to various operating reserves and favorable litigation settlements. The Company does not anticipate that it will realize a similar benefit in the second quarter of 2007.

The Company will record a higher effective tax rate in the second quarter of 2007 compared with the same period in 2006, due to the reversal of a portion of the Company’s deferred tax asset allowance in the second quarter of 2006. This will not affect cash flow due to PolyOne’s remaining domestic net operating loss carry-forwards. Cash taxes will continue to be associated principally with non-U.S. earnings.

First-quarter 2007 Earnings Conference Call and Webcast
PolyOne will host a conference call at 9:00 a.m. Eastern time on Thursday, May 3, 2007. The conference dial-in number is 866-543-6403 (domestic) or 617-213-8896 (international), passcode 34382861, conference topic: first-quarter 2007 PolyOne earnings conference call. The replay number is 888-286-8010 (domestic) or 617-801-6888 (international). The conference passcode for the replay is 80828768. The call will be available via replay until Monday, May 7, 2007, on the Company’s Web site at www.polyone.com.

About PolyOne
PolyOne Corporation, with 2006 annual revenues of approximately $2.6 billion, is a leading global provider of specialized polymer materials, services and solutions. Headquartered in northeast Ohio, PolyOne has operations in North America, Europe, Asia and Australia, and joint ventures in North America and South America. See www.polyone.com for additional information on PolyOne.

Investor & Media Contact:	Dennis Cocco
Vice President, Investor Relations
& Communications
440.930.1538

Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items and per share impact of special items. The most directly comparable GAAP financial measures are: net cash provided (used) by operating activities, operating income (loss) and income (loss) per share.

PolyOne’s chief operating decision makers use these financial measures to monitor and evaluate the ongoing performance of the Company and each business segment and to allocate resources. In addition, operating income before special items and operating cash flow are components of various PolyOne annual and long-term employee incentive plans.

Tables included in this news release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure (Attachment 6) and provide detail about special items (Attachment 5). Also attached are certain financial schedules and a summary of unaudited segment results.

Forward-looking Statements
In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitation, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

•
the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;

•	changes in polymer consumption growth rates within the U.S., Europe or Asia or other countries where PolyOne conducts business;
•
changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;

•	fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;
•	production outages or material costs associated with scheduled or unscheduled maintenance programs;
•	costs, difficulties or delays related to the operation of joint venture entities;
•	lack of day-to-day operating control, including procurement of raw materials, of equity affiliates or joint ventures;
•	partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;
•	an inability to launch new products and/or services within PolyOne’s various businesses;
•	the possibility of further goodwill impairment;
•	an inability to maintain any required licenses or permits;
•	an inability to comply with any environmental laws and regulations;
•	the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;
•
unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;

•	an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals;
•	a delay or inability to achieve targeted debt level reductions;
•	an inability to access the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance or for any other reason;
•	any poor performance of our pension plan assets and any obligation on our part to fund PolyOne’s pension plan;
•	any delay and/or inability to bring the North American Color and Additives and the North American Engineered Materials segments to profitability;
•	an inability to raise or sustain prices for products or services;
•	an inability to maintain appropriate relations with unions and employees in certain locations in order to avoid business disruptions;
•	any change in any agreements with product suppliers to PolyOne Distribution that prohibits PolyOne from continuing to distribute a supplier’s products to customers;
•	the timing and amounts of any repurchases of outstanding senior notes and debentures of the Company, including the amount of any premiums paid;
•	timing of completion of acquisitions, including the acquisition of Ngai Hing PlastChem Company;
•	the future financial performance of acquisitions, including that of Ngai Hing PlastChem Company, and
•	other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #4107)

# # #

Attachment 1

Supplemental Information

First-quarter Summary of Consolidated Operating Results
Including Impact of Discontinued Operations
(In millions of dollars, except per share data, unaudited)

Accounting for Discontinued Operations

In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of income taxes as a separate line item on the statement of operations (income statement) below income (loss) before discontinued operations. As a result, reporting and discussion of items above the income (loss) before discontinued operations line (such as sales, operating income, interest, selling and administrative costs, and taxes) include only the results of continuing operations.

	1Q07	1Q06	4Q06

Operating results:
Sales - continuing operations	$657.8	$674.6	$595.2

Operating income	26.5	68.0	22.4

Net income	7.4	46.9	14.4
Income before discontinued operations	7.4	49.0	15.0
Loss from discontinued operations, net of income taxes	-	(2.1)	(0.6)

Earnings (loss) per common share:
Basic and diluted earnings per share	$0.08	$0.51	$0.15
Before discontinued operations	0.08	0.53	0.16
Discontinued operations	-	(0.02)	(0.01)

Total per share impact of special items (1) after tax:	$(0.01)	$0.17	$0.12
Before discontinued operations	(0.01)	0.20	0.13
Discontinued operations	-	(0.03)	(0.01)

Other data:
Sales - discontinued operations	$-	$9.6	$-

(1) - “Special items” is a non-GAAP financial measure. A discussion is at the end of this release regarding the use of non-GAAP financial measures. A definition and a list of special items appear in Attachment 5.

Attachment 2

PolyOne Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Sales	$657.8	$674.6

Operating costs and expenses:
Cost of sales	562.7	583.7
Selling and administrative	61.0	47.3
Depreciation and amortization	14.1	14.3
Income from equity affiliates and minority interest	(6.5)	(38.7)
Operating income	26.5	68.0

Interest expense	(15.3)	(16.6)
Interest income	0.9	0.5
Other expense	(0.9)	(1.2)
Income before income taxes and discontinued operations	11.2	50.7

Income tax expense	(3.8)	(1.7)

Income before discontinued operations	7.4	49.0

Loss from discontinued operations, net of income taxes	-	(2.1)

Net income	$7.4	$46.9

Earnings (loss) per common share:
Basic and diluted earnings (loss):
Before discontinued operations	$0.08	$0.53
Discontinued operations	-	(0.02)
Basic and diluted earnings per share	$0.08	$0.51

Weighted-average shares used to compute earnings per share:
Basic	92.6	92.1
Diluted	93.0	92.5

Attachment 3

PolyOne Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$67.1	$66.2
Accounts receivable, net	377.1	316.4
Inventories	246.6	240.8
Deferred income tax assets	18.2	18.1
Other current assets	24.7	27.8
Total current assets	733.7	669.3
Property, net	437.3	442.4
Investment in equity affiliates	293.6	287.2
Goodwill	287.0	287.0
Other intangible assets, net	8.9	9.4
Deferred income tax assets	19.3	21.1
Other non-current assets	63.5	64.4
Total assets	$1,843.3	$1,780.8

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term bank debt	$5.4	$5.2
Accounts payable	267.0	221.0
Accrued expenses	99.3	93.1
Current portion of long-term debt	22.5	22.5
Total current liabilities	394.2	341.8
Long-term debt	568.0	567.7
Post-retirement benefits other than pensions	83.6	83.6
Other non-current liabilities, including pensions	198.2	200.5
Minority interest in consolidated subsidiaries	5.7	5.5
Total liabilities	1,249.7	1,199.1
Shareholders’ equity	593.6	581.7
Total liabilities and shareholders’ equity	$1,843.3	$1,780.8

Attachment 4

PolyOne Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2007	2006
Operating Activities
Net income	$7.4	$46.9
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	14.1	14.3
Loss on disposition of discontinued business and related plant phaseout charge	-	2.5
Companies carried at equity and minority interest:
Income from equity affiliates and minority interest	(6.5)	(38.7)
Dividends and distributions received	0.2	4.1
Provision for deferred income taxes	1.1	0.2
Change in assets and liabilities:
Accounts receivable	(58.2)	(47.3)
Inventories	(4.9)	(7.9)
Accounts payable	44.1	19.2
Increase (decrease) in sale of accounts receivable	-	(7.9)
Accrued expenses and other	6.5	3.9
Net cash provided (used) by discontinued operations	-	(0.1)
Net cash provided (used) by operating activities	3.8	(10.8)

Investing Activities
Capital expenditures	(7.5)	(4.9)
Proceeds from sale of assets	4.0	2.4
Proceeds from sale of discontinued business, net	-	17.3
Net cash used by discontinued operations	-	(0.2)
Net cash provided (used) by investing activities	(3.5)	14.6

Financing Activities
Change in short-term debt	0.1	(0.3)
Repayment of long-term debt	(0.7)	-
Proceeds from exercise of stock options	0.3	2.0
Net cash provided (used) by financing activities	(0.3)	1.7

Effect of exchange rate changes on cash	0.9	(0.8)
Increase in cash and cash equivalents	0.9	4.7
Cash and cash equivalents at beginning of period	66.2	32.8
Cash and cash equivalents at end of period	$67.1	$37.5

Attachment 5

Summary of Special Items (Unaudited)
(In millions, except per share data)

“Special items” include charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic losses; and deferred tax valuation allowances on domestic operating income through December 2006.

	1Q07	1Q06	4Q06
Special items

Continuing operations:
Employee separation and plant phaseout costs (1)	$-	$0.1	$(0.6)
Environmental remediation at inactive sites (2)	(1.0)	1.7	(0.7)

Impact on pretax income	(1.0)	1.8	(1.3)

Income tax benefit on above items	0.3	(0.8)	0.5
Reversal of tax valuation allowance	-	-	15.8
Tax allowance (4)	-	17.1	(2.4)

Impact on income from continuing operations	$(0.7)	$18.1	$12.6
Per diluted share impact	$(0.01)	$0.20	$0.13

Discontinued operations:
Net asset impairment and loss on disposition of discontinued operations (3)	$-	$(2.3)	$(0.6)

Impact on pretax income	-	(2.3)	(0.6)

Income tax benefit on above items	-	0.9	0.2
Tax allowance (4)	-	(0.8)	(0.2)

Impact on income (loss) from discontinued operations	$-	$(2.2)	$(0.6)
Per diluted share impact	$-	$(0.03)	$(0.01)

Total:
Impact on net income	$(0.7)	$15.9	$12.0
Per diluted share impact	$(0.01)	$0.17	$0.12

Explanations:
1.
Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives and executive separation agreements.

2.	Environmental remediation costs for facilities either no longer owned or closed in prior years.
3.
Non-cash impairment charges to adjust the carrying value of discontinued operations to estimated net future proceeds and to recognize costs that were not allowed to be recognized due to the contingent nature of these costs until the business was sold, in accordance with Generally Accepted Accounting Principles.

4.	Tax allowance to adjust net U.S. deferred income tax assets. Includes $2.1 million of AMT and state tax expense.

Attachment 6
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

	1Q07	1Q06	4Q06

Continuing operations:
Operating income before special items	$27.5	$66.2	$23.7
Special items in continuing operations, before tax	(1.0)	1.8	(1.3)
Operating income	$26.5	$68.0	$22.4

Discontinued operations:
Operating income before special items	$-	$0.2	$-
Special items in discontinued operations, before tax	-	(2.3)	(0.6)
Operating loss	$-	$(2.1)	$(0.6)

Continuing operations:
Income per share before impact of special items	$0.09	$0.33	$0.03
Per share impact of special items, after tax	(0.01)	0.20	0.13
Diluted income per share	$0.08	$0.53	$0.16

Discontinued operations:
Income per share before impact of special items	$-	$0.01	$-
Per share impact of special items, after tax	-	(0.03)	(0.01)
Diluted loss per share	$-	$(0.02)	$(0.01)

	Three Months Ended March 31
	2007	2006

Reconciliation to Condensed Consolidated Statements of Cash Flows

Net cash provided (used) by operating activities	$3.8	$(10.8)
Net cash provided (used) by investing activities	(3.5)	14.6
Decrease in sale of accounts receivable	-	7.9
Interest rate swap fair value debt adjustment and other financing activities	(0.1)	1.7
Effect of exchange rate changes on cash	0.9	(0.8)

Increase in debt less cash and cash equivalents	$1.1	$12.6

Less proceeds from sale of discontinued business, net	-	(17.3)

Operating cash flow	$1.1	$(4.7)

Other Reconciliations - Sales to Gross Margin	1Q07	1Q06	4Q06

Sales	$657.8	$674.6	$595.2

Cost of sales	562.7	583.7	518.0
Depreciation and amortization expense related to cost of sales activities	10.7	10.2	10.3
Other	(1.2)	(1.6)	(1.5)
Gross margin	$85.6	$82.3	$68.4

Gross margin percent of sales	13.0%	12.2%	11.5%

Attachment 7

Business Segment Operations (Unaudited)
(In millions)

Senior management uses operating income before the effect of “special items” to assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of “special items” is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations.

	1Q07	1Q06	2Q06	3Q06	4Q06

Business Segments

Sales:
Vinyl Business	$209.1	$250.4	$249.3	$239.8	$188.9
International Color and Engineered Materials	149.7	125.8	136.9	138.2	136.4
PolyOne Distribution	184.4	194.1	189.7	182.1	166.9
All Other	155.5	149.5	157.9	152.6	138.8
Corporate and eliminations	(40.9)	(45.2)	(47.4)	(46.5)	(35.8)

Sales	$657.8	$674.6	$686.4	$666.2	$595.2

Operating income (loss):
Vinyl Business	$18.9	$20.3	$22.0	$12.9	$10.3
International Color and Engineered Materials	6.5	6.0	6.8	5.7	3.6
PolyOne Distribution	4.6	6.2	5.1	4.3	3.6
Resin and Intermediates	4.3	36.3	29.0	27.8	9.7
All Other	1.5	0.6	3.5	(1.2)	(2.4)
Corporate and eliminations	(9.3)	(1.4)	(2.8)	(13.1)	(2.3)

Operating Income	$26.5	$68.0	$63.6	$36.4	$22.5